Exhibit 10.1

Certain information in this Exhibit was omitted by means of marking such information with brackets (“[***]”) because the identified information (i) is not material and (ii) is the type of information that the Company treats as private or confidential.

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the "Agreement') is entered as of September 8, 2025 by and between Hyperion DeFi, Inc., a Delaware company (the “Company"), and David Knox, an individual residing in the State of New York ("Executive"). The Company and Executive are hereinafter collectively referred to as the "Parties," and individually a "Party." This offer of employment is contingent upon the satisfactory completion of background checks, reference verifications, and other pre-employment screenings.

AGREEMENT

1.	Position, Duties, Responsibilities.

(a)     Position and Location. Executive shall render services to the Company in the position of Chief Financial Officer (the "CFO") reporting to the Chief Investment Officer and Interim Chief Executive Officer of the Company, or to such other officers as may be designated from time to time by the Board of Directors of the Company, and shall perform all services appropriate to that position for an organization the size of the Company that is engaged in the type of business engaged by the Company, as well as such other services of a nature customary to the position of CFO, as may be assigned by the Board of Directors of the Company (the “Board”). Executive shall devote the Executive's best efforts to the performance of the Executive's duties and must at all times act in good faith towards the Company. Executive's office will be located in New York City, New York, but Executive shall travel, from time to time, as Company business dictates without additional remuneration but subject to the reimbursement of business expenses, as set forth in Section 3(e) below.

Executive shall have the primary responsibility for managing the financial operations of the Company as directed by the Chief Investment Officer from time to time and Interim Chief Executive Officer of the Company, or to such other officers as may be designated from time to time by the Board of Directors of the Company, consistent with the Executive's position as CFO.  For the avoidance of doubt, Executive’s duties shall include the authority to direct and oversee the financial management of the Company, including the supervision of accounting, audit, and financial reporting functions, as the authorized financial officer on behalf of the Company, subject to the internal control and oversight requirements of a public company.  Any failure by the Company to facilitate such authority shall be considered a breach of the employment agreement.

(b)     Other Activities. Except upon the prior written consent of the Board, Executive will not: (i) accept any other full-time or part-time employment or engagement, (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that is or may be in conflict with, or that might place Executive in a conflicting position to that of the Company, or prevent Executive from devoting such time as necessary to fulfill the Executive's responsibilities under this Agreement, (iii) sell, market or represent any product or service other than the Company's products or services, or (iv) serve on any other board of directors for any other company (other than the Company), provided that the Board's written consent will not be unreasonably withheld.

(c)     Devotion of Time and Energies. Except as set forth in Section 1(b), Executive will devote all of the Executive's working time and attention to the performance of the Executive's duties under this Agreement.

(d)     Duties and Authority. Executive shall have responsibility for managing the operations of the Company as directed by the Chief Investment Officer from time to time, consistent with the Executive's position as CFO.

2.	Term.

(a)     Term. Subject to the terms hereof, Executive's employment as CFO hereunder shall commence on September 29, 2025(the "Commencement Date"), and shall continue until terminated hereunder by either Executive or Company as described herein. Such term of employment shall be referred to herein as the “Term."

(b)     Termination. Notwithstanding anything else contained in this Agreement, Executive's employment hereunder shall terminate upon the earliest to occur of the following:

(1)	Death. In the event of Executive's death, Executive's employment shall immediately conclude.

(2)	Disability. In the event of Executive's Disability (as defined in Section 2(c) below), Executive's employment shall conclude upon written notice by Company to Executive that Executive's employment is being terminated as a result of Executive's Disability, which termination shall be effective on the date of such notice or such later date as specified in writing by Company;

(3)	Termination by Company.

i.     For Cause. The Company may terminate the Executive's employment under this Agreement for Cause (as defined in Section 2(d)), upon written notice by Company to Executive that Executive's employment is being terminated for Cause and that sets forth the factual basis supporting the alleged Cause, which termination shall be effective on the later of the date of such notice or such later date as specified in writing by Company; or

ii.     Without Cause. If by Company for reasons other than Disability or Cause, upon written notice by Company to Executive that Executive's employment is being terminated, which termination shall be effective on the date of such notice or such later date as specified in writing by Company.

(4)	Termination by the Executive. Executive may terminate Executive's employment with the Company under the following conditions:

i.    Termination by Executive for Good Reason. If for Good Reason (as defined in Section 2(e) below), upon written notice by Executive to Company that Executive is terminating Executive's employment for Good Reason and that sets forth the factual basis supporting the alleged Good Reason, which termination shall be effective five (5) days after the date that the Company's cure period ends, as set forth in Section 2(e) below; provided that if Company has cured the circumstances giving rise to the Good Reason, then such termination shall not be effective; or

ii.    Termination by Executive without Good Reason. If without Good Reason, written notice by Executive to Company that Executive is terminating Executive's employment, which termination shall be effective at least thirty (30) days after the date of such notice; provided that Executive and Company may agree upon an earlier effective date.

(c)     Definition of Disability. "Disability" shall mean the inability of the Executive to perform the Executive's duties under this Agreement because the Executive has become permanently disabled within the meaning of any policy of disability income insurance covering employees of the Company then in force. In the event the Company has no policy of disability income insurance covering employees of the Company in force when the Executive becomes disabled, the term Complete Disability shall mean the inability of the Executive to perform the Executive's duties under this Agreement by reason of any incapacity, physical or mental, which the Board, based upon medical advice or an opinion provided by a licensed physician acceptable to the Board, determines to have incapacitated the Executive from satisfactorily performing all of the Executive's usual services for the Company for a period of at least one hundred twenty (120) consecutive days during any twelve (12) month period. Based upon such medical advice or opinion, the determination of the Board shall be final and binding and the date such determination is made shall be the date of such Complete Disability for purposes of this Agreement.

(d)     Definition of Cause. "Cause" shall mean: (i) Executive's engagement in illegal conduct, gross misconduct or gross negligence, which, in each case, is materially injurious to Company; (ii) Executive's gross insubordination with regard to a lawful and reasonable directive by the Board, or material malfeasance or nonfeasance of duty with respect to his duties and responsibilities to the Company, provided that Cause shall not include nonfeasance due to Executive's Disability; (iii) Executive's embezzlement, knowing misappropriation of funds, or fraud, in each case with respect to the Company or otherwise in his capacity as an employee or Board member of the Company; (iv) Executive's material breach of the Confidentiality Agreement, or similar agreement between Executive and Company; or (v) Executive's material breach of any written employment agreement between Executive and Company or violation of a material provision of any Company employment policy; provided that if the circumstance(s) in subsection (ii), (iv) or (v) is (or are) capable of being cured, Company has first provided Executive with written notice setting forth in reasonable detail the circumstance(s) that Company alleges constitute(s) "Cause" and Executive has failed to cure such circumstance(s) within a period of thirty (30) days after the date of receipt of such written notice.

(e)     Definition of Good Reason. "Good Reason" means the existence of any one or more of the following conditions without the Executive's consent, provided Executive submits written notice to the Company within forty-five (45) days of when such condition(s) first arose specifying the condition(s): (i) a material adverse change in his title or reporting relationships; (ii) change in his position with the Company which materially reduces his authority, duties or responsibilities, or the assignment to the Executive of duties materially inconsistent with the Executive's position with the Company; (iii) a material reduction in the Executive's then current Base Salary; (iv) a relocation of Executive's place of employment by more than sixty (60) miles from New York, NY, unless the new place of employment is closer to Executive's primary residence; and (v) a material breach by the Company of this Agreement; provided that within ninety (90) days of the Company's act or omission giving rise to a termination for Good Reason, the Executive notifies the Company in a writing of the act or omission, the Company fails to correct the act or omission within thirty (30) days after receiving the Executive's written notice and the Executive actually terminates his employment within sixty (60) days after the date the Company receives the Executive's notice.

3.     Compensation. In consideration of the services to be rendered under this Agreement, Executive shall be entitled to the following:

(a)      Base Salary. The Company shall pay to Executive an annual salary of four hundred thousand dollars ($ 400,000.00), less all applicable withholdings, which shall be payable in accordance with the Company's payroll practices (the “Base Salary").

(b)       Sign On Bonus and Equity.

(1) Sign on Bonus in the amount of seventy-five thousand dollars ($75,000.00) upon acceptance of employment.

(2) One hundred thousand (100,000) shares as an inducement grant which shall vest in two equal installments, with fifty percent (50%) vesting on the six-month anniversary of the Grant Date and the remaining fifty percent (50%) vesting on the twelve-month anniversary of the Grant Date, subject to the Executive’s continued employment with the Company through each such vesting date.

(3) Two hundred thousand (200,000) shares subject to and upon any necessary approvals by Shareholders and the Board and the terms of the Company’s Stock Incentive Plan (the “Plan”). Executive shall be eligible to receive this additional equity as follows:

i.      One hundred thousand (100,000) shares shall vest upon the Company achieving a market capitalization of one hundred fifty million dollars ($150,000,000);

ii.      One hundred thousand (100,000) shares shall vest upon the Company achieving a market capitalization of five hundred million dollars ($500,000,000), collectively, the “Milestone Grants”.

Each Milestone Grant shall vest in equal quarterly installments of twenty-five percent (25%) over the twelve (12) month period following the date the applicable milestone is achieved, subject to Executive’s continued employment with the Company through each such vesting date.

(c) Employee Benefits and Vacation. While Executive is employed by the Company hereunder, Executive shall be entitled to participate in all employee benefit plans to the extent that Executive meets the eligibility requirements for each individual plan or program, including but not limited to participation in the Company's health, dental, and vision insurance plans for Executives, which shall be paid for by the Company. Such benefits are subject to change from time to time in accordance with the Company's plans. Executive shall be entitled to be paid for state and federal holidays recognized by the Company, and shall accrue paid time off ("PTO") in accordance with Company policy.

(d) Annual Bonus. Executive will be eligible to participate in the Company’s annual bonus program, as may be established and modified from time to time at the sole discretion of the Company and subject to approval by the Board of Directors. Any such awards will be discretionary in nature, not guaranteed, and subject to the terms and conditions of the program as in effect during the applicable year.

(e) Reimbursement of Expenses. Executive shall be reimbursed for all ordinary and reasonable out-of-pocket business expenses incurred by Executive in furtherance of Company's business in accordance with Company's policies with respect thereto as in effect from time to time, upon presentation of documentation regarding such expenses. Executive must submit any request for reimbursement no later than ninety (90) days following the date that such business expense is incurred. If a business expense reimbursement is not exempt from Section 409A of the Internal Revenue Code ("Section 409A"), any reimbursement in one calendar year shall not affect the amount that may be reimbursed in any other calendar year and a reimbursement (or right thereto) may not be exchanged or liquidated for another benefit or payment. Any business expense reimbursements subject to Section 409A of the Code shall be made no later than the end of the calendar year following the calendar year in which Executive incurs such business expense.

4.     Payments upon Termination.

a.     Definition of Accrued Obligations. For purposes of this Agreement, "Accrued Obligations" means the portion of Executive's Base Salary that has accrued prior to any termination of Executive's employment with Company and has not yet been paid, any Bonus previously earned by Executive but not yet paid, any accrued and unused vacation or sick leave, and the amount of any expenses properly incurred by Executive on behalf of Company prior to any such termination and not yet reimbursed. Executive's entitlement to any other compensation or benefit under any plan of Company shall be governed by and determined in accordance with the terms of such plans, except as otherwise specified in this Agreement.

b.    Termination of Employment. If Executive's employment hereunder is terminated for any reason, including by Company with or without Cause, by Executive with or without Good Reason, or as a result of Executive's Disability or death, then Company shall pay the Accrued Obligations to Executive promptly following the effective date of such termination, and Executive shall not be eligible for any additional severance payments, benefits continuation, or other post-termination compensation, except as otherwise required by applicable law.

c.    Separation Agreement. The Company may, in its discretion, require Executive to execute a separation agreement, which may include a standard release of claims, covenants no more restrictive than those provided in the Confidentiality Agreement, and/or a mutual non-disparagement provision. Any such separation agreement shall be provided to Executive within ten (10) days following separation from service the business of Company, and as a condition of employment hereunder, Executive agrees to execute and abide by the Confidentiality Agreement.

5.    Return of Property and Records. Upon the termination of Executive's employment hereunder, or if Company otherwise requests at any time, Executive shall: (a) return to Company all tangible business information and copies thereof (regardless how such Confidential Information or copies are maintained), and (b) deliver to Company any property of Company which may be in Executive's possession, including, but not limited to, cell phones, smart phones, laptops, products, materials, memoranda, notes, records, reports or other documents or photocopies of the same.

6.    Taxation.

a. The intent of the parties is that all payments under this Agreement shall be exempt from, or comply with, Section 409A of the Internal Revenue Code (“Section 409A”), so as not to cause adverse tax consequences for Executive.

b. Executive acknowledges and agrees that the Company does not guarantee the tax treatment or tax consequences associated with any payment arising under this Agreement, including consequences related to Section 409A.

7.     Miscellaneous.

a.    Arbitration. Executive shall execute and deliver a Mutual Arbitration Agreement with the Company, a form of which is attached hereto as Exhibit B.

b.     Entire Agreement. This Agreement and Exhibits attached hereto, are intended to be the final, complete, and exclusive statement of the terms of Executive's employment by the Company. This Agreement supersedes all other prior and contemporaneous agreements, including Executive's previous employment agreement and related amendments, and statements pertaining in any manner to the employment of Executive and it may not be contradicted by evidence of any prior or contemporaneous statements or agreements. Executive acknowledges that he does not rely upon any representations, oral or written, concerning the terms of his employment by the Company. To the extent that the practices, policies, or procedures of the Company, now or in the future, apply to Executive and are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control.

c.     Amendments, Waivers. This Agreement may only be modified by an instrument in writing, signed by Executive and by a duly authorized representative of the Company other than Executive. No failure to exercise and no delay in exercising any right, remedy, or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power under this Agreement preclude any other or further exercise thereof, or the exercise of any other right, remedy, or power provided herein or by law or in equity.

d.    Assignment; Successors and Assigns. Executive agrees that the Executive will not assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any rights, or obligations under this Agreement, nor shall Executive's rights be subject to encumbrance or the claims of creditors. Any purported assignment, transfer, or delegation by Executive shall be null and void. Nothing in this Agreement shall prevent the consolidation of the Company with, or its merger into, any other corporation or entity, or the sale by the Company of all or substantially all of its properties or assets, or the assignment by the Company of this Agreement and the performance of its obligations hereunder to any successor in interest, provided specifically that the Company may at any time (upon written notice to Executive) assign all of its rights and obligations hereunder (including but not limited to the right to receive Executive's services as provided hereunder) to a third party purchaser. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns, and shall not benefit any person or entity other than those enumerated above.

e.     Notices. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given (i) upon receipt, if delivered personally or via courier, (ii) upon confirmation of receipt, if given by electronic mail, and (iii) on the third business day following mailing, if mailed first class, postage prepaid, registered, or certified mail from a United States address as follows or at such other address as each party hereafter designates:

to the Company at:

23461 South Pointe, Suite 390,

Laguna Hills, CA 92653, USA

and to Executive at:

[***]

f.    Severability; Enforcement. If any provision of this Agreement, or its application to any person, place, or circumstance, is held by an arbitrator to be invalid, unenforceable, or void, such provision shall be enforced (by blue penciling or otherwise) to the greatest extent permitted by law, and the remainder of this Agreement and such provision as applied to other persons, places, and circumstances shall remain in full force and effect.

g.    Governing Law. This agreement and the rights and obligations of the company and executive hereunder shall be determined under, governed by, and construed in accordance with the laws of the state of Delaware.

h.    Executive Acknowledgment. Executive acknowledges (i) that the Executive has consulted with independent counsel of the Executive's own choice concerning this Agreement and (ii) that the Executive has read and understands this Agreement, is fully aware of its legal effect, and has entered into it freely based on the Executive's own judgment.

i.    Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Delivery of an executed counterpart of the signature page to this Agreement by facsimile shall be as effective as delivery of a manually executed counterpart of this Agreement; provided, however, that any party so delivering an executed counterpart by facsimile shall thereafter promptly deliver a manually executed counterpart of this Agreement to the other parties, but failure to deliver such manually executed counterpart shall not affect the validity, enforceability and binding effect of this Agreement.

IN WITNESS whereof, Executive and the Company, by its duly authorized agent, have each placed their signatures below.

Hyperion DeFi, Inc.

/s/ Hyunsu Jung

Hyunsu Jung

Chief Investment Officer

Executive

/s/ David Knox

 David Knox